Exhibit 10.2

EIGHTH AMENDMENT TO LEASE AGREEMENT

THIS EIGHTH AMENDMENT TO LEASE AGREEMENT (the “Amendment”) made this        day of                     , 2011 between DAN ROAD BUILDING LLC, a Delaware limited liability company, with an address in care of Great Point Investors LLC, Two Center Plaza, Suite 410, Boston, MA  02108 (“Landlord”) and NETWORK ENGINES, INC., a Delaware corporation, with an address of 15 Dan Road, Canton, MA 02021 (“Tenant”).

WHEREAS, New Boston Batterymarch Limited Partnership, Landlord’s predecessor-in-interest, and Tenant entered into a Lease Agreement dated October 19, 1999, as amended by (i) a First Amendment to Lease Agreement dated February 1, 2000, (ii) a Second Amendment to Lease Agreement dated June 1, 2000, (iii) a Third Amendment to Lease Agreement dated September 14, 2000, (iv) a Fourth Amendment to Lease Agreement dated October 20, 2003, (v) a Fifth Amendment to Lease Agreement dated July 20, 2006; (vi) a Sixth Amendment to Lease Agreement dated as of August 6, 2008; and (vii) a Seventh Amendment to Lease Agreement dated as of                 , 2011 (as amended, the “Lease”), pursuant to which Tenant leases approximately 51,935 rentable square feet at 15 Dan Road, Canton, Massachusetts (the “Premises”);

WHEREAS, Tenant desires to extend the initial term of the Lease for the Premises through September 30, 2017, and Landlord has agreed to such extension on the terms and conditions set forth herein; and

WHEREAS, Landlord and Tenant desire to memorialize their understanding and modify the Lease consistent therewith.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease shall be amended as follows:

1.             Term.  The Lease Term shall be extended so as to include the period from April 1, 2011 (the “Extension Commencement Date”) through September 30, 2017.

2.             Rent.  Annual base Rent for such extended period shall be as follows:

Time Period	Annual Base Rent	Monthly Base Rent
4/1/11 – 6/15/11	$0.00	$0.00
6/16/11 – 3/31/12	$376,528.75	$31,377.40
4/1/12 – 3/31/13	$389,512.50	$32,459.38
4/1/13 – 3/31/15	$415,480.00	$34,623.33
4/1/15 – 9/30/17	$428,463.75	$35,705.31

3.             Security Deposit.  As a condition to the effectiveness of this Amendment, on or before March 15, 2011, Tenant shall deliver to Landlord an amendment to Letter of Credit No. SVB00IS1965 issued by Silicon Valley Bank, modifying the expiration date of such Letter of Credit to October 31, 2017.

4.             Renewal Option.  Tenant shall have the following option to extend the Term of the Lease beyond September 30, 2017:

Provided that Tenant is not in default beyond any applicable grace or cure period hereunder, Tenant shall have the right to extend the term of this Lease for two (2) additional terms of five (5) years (each, a “Renewal Term”) commencing on October 1, 2017 (first Renewal Term) and on October 1, 2022 (second Renewal Term).  Tenant shall exercise the right to extend the term of this Lease by written notice to Landlord no later than December 31, 2016 (for the first Renewal Term) or December 31, 2021 (for the second Renewal Term). Tenant shall not have the right to extend the term for the second Renewal Term if it has not exercised the right to extend for the first Renewal Term.  The Rent for each Renewal Term shall be (95%) of the Market Rent as hereinafter defined.  The “Market Rent” shall be determined by Landlord based on leases then currently under negotiation or recently executed for the Property.  If no such leases are under negotiation or have been recently executed, then the Market Rent shall be reasonably determined by Landlord based on comparable office space in the town or city in which the Premises are located (if any such space exists) taking into account, among other factors, amenities, setting, location and demographics.  Landlord shall notify Tenant of the Market Rent within a reasonable period after Tenant notifies Landlord that Tenant is exercising the option to extend, provided Landlord shall not be required to set the Market Rent prior to ten (10) months before the expiration of the Term.  If Tenant disagrees with Landlord’s determination of the Market Rent and the parties are unable to agree upon a Market Rent within thirty (30) days after Landlord’s notice thereof, then the Market Rent shall be determined by appraisal made as hereinafter provided by a board of three (3) reputable independent commercial real estate brokers, each of whom shall have at least ten (10) years of experience in the Greater Boston office rental market and each of whom is hereinafter referred to as an “appraiser.”  Tenant and Landlord shall each appoint one such appraiser and the two (2) appraisers so appointed shall appoint the third appraiser.  The cost and expenses of each appraiser appointed separately by Tenant and Landlord shall be borne by the party who appointed the appraiser.  The cost and expenses of the third appraiser shall be shared equally by Landlord and Tenant.  Landlord and Tenant shall appoint their respective appraisers at least five (5) months prior to commencement of the period for which Market Rent is to be determined and shall designate the appraiser so appointed by notice to the other party.  The two appraisers so appointed and designated shall appoint the third appraiser at least four (4) months prior to the commencement of such period and shall designate such appraiser by notice to Landlord and Tenant.  The board of three (3) appraisers shall determine the Market Rent of the space in question as of the commencement of the period to which the Market Rent shall apply and shall notify Landlord and Tenant of their determinations at least sixty (60) days prior to the commencement of such period.  If the determinations of the Market Rent of any two (2) or all three (3) appraisers shall be identical in amount, said amount shall be deemed the Market Rent.  If the determinations of all three (3) appraisers shall be different in amount, the average of the two (2) values nearest in amount shall be deemed the Market Rent.  The Market Rent determined in accordance with the provisions of this Section shall be binding and conclusive on Tenant and Landlord.  All of the covenants, agreements, terms and conditions contained in this Lease shall apply to the Renewal Term.

5.             Condition of the Premises.  Tenant agrees that it has accepted, and will continue to accept the Premises in its “as is, where is, with all faults” condition, and without any express or implied representations or warranties of any kind (including, without limitation, any warranties of merchantability, fitness or habitability).  No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises (or to provide Tenant with any credit or allowance for the same) has been made by or on behalf of Landlord or relied upon by Tenant, and no representation regarding the condition of the Premises or the suitability of the Premises for Tenant’s proposed use thereof have been made by or on behalf of Landlord or relied upon by Tenant.  Notwithstanding the foregoing, Landlord shall provide Tenant with an improvement allowance of up to $259,675.00 ($5/RSF) (the “TI Allowance”) for improvements to the Premises; provided, however, up to $103,870.00 ($2/RSF) of the TI Allowance may be used to offset base Rent.  If not used prior to April 1, 2012, Tenant shall have no further right to the TI Allowance.  The TI Allowance may be used by Tenant for expenses incurred after February 1, 2011 relating to any Landlord-approved Tenant improvement project.  Tenant may apply the TI Allowance to construction costs, architectural fees, design, engineering and consulting fees, moving expenses, equipment, trade fixtures, wiring/cabling and/or signage.  Tenant shall present Landlord with invoices, evidence of payment, lien waivers and other customary documentation and after satisfactory review thereof Landlord will reimburse Tenant the expended portion of the TI Allowance.  Landlord shall not charge Tenant any overhead or contractor supervision fees in connection with a Landlord-approved Tenant improvement project.

6.             Operating Expenses and Real Estate Taxes.

(A) As of the Extension Commencement Date, Section XI(h) of the Lease is hereby deleted and replaced with the following:

“(h)         Estimated payments by Tenant on account of Aggregate Taxes and Aggregate Operating Costs shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Rent.  The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Lease Year a sum equal to Tenant’s required payments on account of Aggregate Taxes and Aggregate Operating Expenses for such Lease Year.  Within ninety (90) days after the end of each Lease Year, Landlord shall submit to Tenant a reasonably detailed accounting of Taxes and Operating Costs for the Building and the Property for such Lease Year, and Landlord shall certify to the accuracy thereof.  If estimated payments theretofore made for such Lease Year by Tenant exceed Tenant’s required payment on account thereof for such Lease Year, according to such statement, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Aggregate Taxes and Aggregate Operating Expenses (or refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but, if the required payments on account thereof for such Lease Year are greater than the estimated payments (if any) theretofore made on account thereof for such Lease Year, Tenant shall make payment to Landlord within thirty (30) days after being so advised by Landlord.”

(B)           As of the Extension Commencement Date, the following shall be added at the end of Section XI(e)(12) of the Lease:

“Notwithstanding the foregoing, the annual amount attributable to capital improvements to be included in Tenant’s payment of Aggregate Operating Costs shall not exceed $20,000 per annum.”

(C)           For so long as Tenant is responsible for its own interior cleaning and trash disposal, such costs shall not be included in Operating Expenses.

7.             Right of First Refusal.  Provided that as of the date of the giving of the ROFR Notice (as defined below), Tenant actually occupies all of the Premises originally demised under this Lease and any space added to the Premises, and no Event of Default exists or would exist but for the passage of time, the giving of notice, or both, if at any time during the Term Landlord desires to accept an offer (the “ROFR Offer”) to lease the  approximately 18,278 rentable square foot portion of the Building shown as the “ROFR Premises” on Exhibit A attached hereto (the “ROFR Space”), then Landlord, before accepting such offer shall offer to Tenant the right to include the ROFR Space within the Premises on the terms and conditions set forth in the ROFR Offer.

Such offer will be made by Landlord to Tenant in a written notice (the “ROFR Notice”), which offer will include the terms of the ROFR Offer.  Tenant may accept the offer set forth in the ROFR Notice by delivering to Landlord an unconditional acceptance (“Tenant’s ROFR Acceptance Notice”) of such offer within five (5) business days after delivery by Landlord of the ROFR Notice to Tenant.  Time will be of the essence with respect to the giving of Tenant’s ROFR Acceptance Notice.

Tenant must accept all the ROFR Space at any one time if it desires to accept any of such ROFR Space and may not exercise its right with respect to only part of such space.  If the term offered for leasing the ROFR Space extends beyond the expiration date of the Lease Term, then Tenant shall in Tenant’s ROFR Acceptance Notice elect either to (i) extend the expiration date for the entire leased premises such that the terms for Tenant’s leasing of the existing Premises under the Lease will be coterminous with the term for Tenant’s leasing of the ROFR Space or (ii) lease the ROFR Space for the offered term, and at the expiration of the term for the existing Premises (x) perform, at its sole cost and expense, all work necessary to separately demise the existing Premises from the ROFR Space, as shown on Exhibit A attached hereto (including, without limitation, constructing a demising wall and separating all utilities and systems serving the existing Premises and the ROFR Space in common (including, without limitation, the fire safety and the heating, ventilation and air conditioning systems), in accordance with plans and specifications approved by Landlord and the terms and conditions of the Lease) and (y) continue to lease the ROFR Space subject to the terms and conditions of the Lease, as modified by the terms and conditions of the ROFR Offer.  In addition, if Landlord desires to accept an offer to lease more than just the ROFR Space to one tenant, Landlord may offer to Tenant pursuant to the terms hereof all such space which Landlord would lease to a third party, and Tenant must exercise its rights hereunder with respect to all such space and may not insist on receiving an offer for just the ROFR Space.

8.             Right of First Offer.  The Right of First Offer set forth in Section XLVIII of the Lease is hereby deleted and replaced with the following:

“Provided that as of the date of the giving of the ROFO Notice (as defined below), Tenant actually occupies all of the Premises originally demised under this Lease and any space added to the Premises, and no Event of Default exists or would exist but for the passage of time in the giving of notice, or both, if at any time during the Term any lease for any space contiguous to the Premises and shown on Exhibit A attached hereto as the “ROFO Premises” (the “Offered Space”) expires, then Landlord, before offering such Offered Space to anyone, other than the tenant then occupying such space (or its affiliates), will offer to Tenant the right to include the Offered Space within the Premises on the same terms and conditions upon which Landlord intends to offer the Offered Space for lease.

Such offer will be made by Landlord to Tenant in a written notice (the “First Offer Notice”), which offer will designate the space being offered and specify the terms which Landlord intends to offer with respect to the Offered Space.  Tenant may accept the offer set forth in the First Offer Notice by delivering to Landlord an unconditional acceptance (“Tenant’s Notice”) of such offer within ten (10) business days after delivery by Landlord of the First Offer Notice to Tenant.  Time will be of the essence with respect to the giving of Tenant’s Notice.  If Tenant does not accept (or fails to timely accept) an offer made by Lessor in the First Offer Notice, Landlord will be under no further obligation with respect to such space.

Tenant must accept all Offered Space offered by Landlord at any one time if it desires to accept any of such Offered Space and may not exercise its right with respect to only part of such space.  If the term offered for leasing the Offered Space extends beyond the expiration date of the Lease Term, then Tenant shall in Tenant’s Notice elect either to (i) extend the expiration date for the entire leased premises shall be extended such that the terms for Tenant’s leasing of the existing Premises under the Lease will be coterminous with the term for Tenant’s leasing of the Offered Space or (ii) lease the Offered Space for the offered term, and at the expiration of the term for the existing Premises (x) perform, at its sole cost and expense, all work necessary to separately demise the existing Premises from the Offered Space, as shown on Exhibit A attached hereto (including, without limitation, constructing a demising wall and separating all utilities and systems serving the existing Premises and the Offered Space in common (including, without limitation, the fire safety and the heating, ventilation and air conditioning systems), in accordance with plans and specifications approved by Landlord and the terms and conditions of the Lease) and (y) continue to lease the Offered Space subject to the terms and conditions of the Lease, as modified by the terms and conditions of the First Offer Notice.  In addition, if Landlord desires to lease more than just the Offered Space to one tenant, Landlord may offer to Tenant pursuant to the terms hereof all such space which Landlord desires to lease, and Tenant must exercise its rights hereunder with respect to all such space and may not insist on receiving an offer for just the Offered Space.

If Tenant at any time declines any Offered Space offered by Landlord, Tenant will be deemed to have irrevocably waived all further rights with respect to the Offered Space, and Landlord will be free to lease the Offered Space to third parties including on terms which may be more or less favorable to Landlord than those offered to Tenant.  In such event, upon Landlord’s request, Tenant will execute a release evidencing its waiver of such rights with respect to the Offered Space.”

9.             Expansion Option.  During the eighteen (18) months period commencing with the Extension Commencement Date, Tenant shall have the option (the “Expansion Option”) to lease the ROFR Space on the terms and conditions set forth in this Amendment (including a pro rata share of any concessions). If Tenant desires to exercise the Expansion Option, (i) written notice is to be provided to Landlord at least thirty (30) days prior to Tenant’s desired expansion date and (ii) Landlord may not have delivered a ROFR Notice or a ROFO Notice that is pending.  Tenant’s right to exercise the Expansion Option is  also subject to the following:  (a) as of the date of the notice and the occupancy date Tenant must actually occupy all of the Premises originally demised under this Lease and any space added to the Premises, and (b) no default or Event of Default may exist or potentially exist but for the passage of time, the giving of notice, or both.

10.           HVAC.  Landlord shall provide Tenant with an area on the roof of the building to accommodate Tenant’s supplemental HVAC unit(s) and Tenant shall have reasonable access thereto in order to install, maintain, repair and replace such unit(s).  Tenant, however, shall indemnify Landlord will respect to any damage resulting from such use of the roof by or on behalf of Tenant.

11.           Non-Disturbance Agreement.  Supplementing the provisions of Article XXVI of the Lease, Landlord shall use commercially reasonable efforts to obtain a non-disturbance agreement for any Landlord lender or mortgagee.  Landlord has advised Tenant that there is no mortgage currently recorded against the Property.

12.           Brokers.               Each party represents and warrants that except for Richards Barry Joyce & Partners LLC  and CB Richard Ellis/New England (the “Brokers”), it has

dealt with no broker, agent, or other person in connection with this transaction and that, except for the Brokers, no broker, agent or other person brought about this transaction and each party agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this leasing transaction.  Landlord shall pay commissions to the Brokers pursuant to a separate written agreement.  The provisions of this paragraph shall survive the termination of the Lease.

13.           Incorporation.  In all other respects, the terms and provisions of the Lease are ratified and reaffirmed hereby, are incorporated herein by this reference and shall be binding upon the parties to this Amendment. Tenant acknowledges that as of the date of this Amendment, Tenant (a) is not in default under the terms of the Lease; (b) is not aware of any defense, set-off or counterclaim to the enforcement by Landlord of the terms of the Lease; and (c) is not aware of any action or inaction by Landlord that would constitute a default under the Lease.

14.           Definitions.  All capitalized terms used and not otherwise defined herein, shall have the meanings ascribed to them in the Lease.

SIGNATURES FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the day and year first above written.

LANDLORD:

DAN ROAD BUILDING LLC

By:
Name:
Title:

TENANT:

NETWORK ENGINES, INC.

By:
Name:
Title:

EXHIBIT A

PLAN SHOWING ROFR SPACE AND ROFO SPACE